Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Overstock.com, Inc.:

We consent to the use of our reports dated March 12, 2015, with respect to the consolidated balance sheets of Overstock.com, Inc. as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2014, incorporated herein by reference.

/s/ KPMG LLP

Salt Lake City, Utah
April 1, 2015